Exhibit 99.2

TRAVEL + LEISURE CO. ANNOUNCES PRICING OF $900 MILLION OF
SENIOR SECURED NOTES DUE 2031

ORLANDO, Fla. (May 11, 2026) – Travel + Leisure Co. (NYSE:TNL) (the “Company”) announced today the pricing of its private offering (the "Offering") of $900 million aggregate principal amount of its senior secured notes due 2031 (the "Notes"). The Offering is expected to close on May 20, 2026. The closing of the Offering is subject to the satisfaction of customary and market conditions.

The Company intends to use the net proceeds of this Offering to redeem all of the Company’s outstanding 6.625% secured notes due July 2026, towards repayment of outstanding borrowings under its revolving credit facility and, to the extent there are any remaining proceeds, for general corporate purposes.

The Notes will bear interest at the rate of 6.250% per year. Interest on the Notes will be payable semi-annually on June 1 and December 1 of each year, commencing December 1, 2026. The Notes will mature on June 1, 2031 unless earlier redeemed in accordance with their terms. Prior to June 1, 2028, we will be entitled at our option to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus a “make-whole premium” plus any accrued and unpaid interest. At any time on or after June 1, 2028, we may redeem all or a portion of the Notes at certain redemption prices above their face amount plus any accrued and unpaid interest. On or after June 1, 2030 we will be able to redeem the Notes at par plus any accrued and unpaid interest. The Notes were offered at a price of 100% of their principal amount.

The Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), any state securities laws or the securities laws of any other jurisdiction, and may not be offered or sold in the United States, or for the benefit of U.S. persons, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities or blue sky laws. Accordingly, the Notes were offered only to persons reasonably believed to be "qualified institutional buyers," as that term is defined under Rule 144A of the Securities Act, or to non-"U.S. persons" in offshore transactions in accordance with Regulation S under the Securities Act.

A confidential offering memorandum for the Offering of the Notes has been made available to such eligible persons. The Offering is being conducted in accordance with the terms and subject to the conditions set forth in such confidential offering memorandum.

This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offer, or solicitation to buy, if at all, will be made only by means of a confidential offering memorandum. This press release does not constitute a notice of redemption of its 6.625% secured notes due July 2026.

About Travel + Leisure Co.
Travel + Leisure Co. is a leading leisure travel company, providing more than six million vacations to travelers around the world every year. The company operates a diverse portfolio of vacation ownership, travel club, and lifestyle travel brands designed to meet the needs of the modern leisure traveler, whether they’re traversing the globe or enjoying destinations closer to home. This includes experiential brands such as Sports Illustrated Resorts, Eddie Bauer Adventure Club, Margaritaville Vacation Club and Accor Vacation Club, as well as cornerstone brands Club Wyndham, WorldMark and RCI. With hospitality and responsible tourism at its heart, the company’s more than 19,000 dedicated associates worldwide help fulfill its mission to put the world on vacation.
Forward-Looking Statements
This press release includes “forward-looking statements” as that term is defined by the Securities and Exchange Commission (“SEC”). Forward-looking statements are any statements other than statements of historical fact. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “intends,” “estimates,” “predicts,” “potential,” “projects,” “continue,” “future,” “outlook,” “guidance,” “commitments,” or other words of similar meaning. Forward-looking statements are subject to risks and uncertainties that could cause actual results of the Company and its subsidiaries to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the acquisition of the Travel + Leisure brand and the future prospects and plans for Travel + Leisure Co., including our ability to execute our strategies to grow our cornerstone timeshare and exchange businesses and expand into the broader leisure travel industry through our travel clubs; the health of the travel industry and declines or disruptions caused by adverse economic conditions (including inflation, recent tariff actions and other trade restrictions, higher interest rates, and recessionary pressures), travel restrictions, terrorism or acts of violence, political strife, war (including hostilities in Ukraine and the Middle East), pandemics, and severe weather events and other natural disasters; our ability to compete in the highly competitive timeshare and leisure travel industries; uncertainties related to acquisitions, dispositions and other strategic transactions; adverse changes in consumer travel and vacation patterns, consumer preferences and demand for our products; increased or unanticipated operating costs and other inherent business risks; our ability to comply with financial and restrictive covenants under our indebtedness; our ability to access capital and insurance markets on reasonable terms, at a reasonable cost or at all; maintaining the integrity of internal or customer data and protecting our systems from cyber-attacks; compliance with consumer privacy laws; the timing and amount of future dividends and share repurchases, if any; failure to obtain the necessary court approvals associated with our resort optimization initiative; and those other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 18, 2026, and subsequent periodic reports filed with the SEC. The Company cautions readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, the Company undertakes no obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.

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Investor Contact: Andrew Burns Investor Relations IR@travelandleisure.com	Media Contact: Jessica Doyle Public Relations Media@travelandleisure.com